Exhibit 8.2

January 23, 2015

GFI Group, Inc.

55 Water Street

New York, NY 10041

Ladies and Gentlemen:

We have acted as special counsel to the board of directors of GFI Group, Inc., a Delaware corporation (“GFI”), in connection with the proposed Agreement and Plan of Merger (the “Agreement”) dated as of July 30, 2014 among GFI Group, Inc., a Delaware corporation, CME Group, Inc., a Delaware corporation (“Parent”), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned Parent Subsidiary, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned Parent Subsidiary, as amended by Amendment No. 1, dated as of December 2, 2014 (“Amendment No. 1”), Amendment No. 2, dated as of January 15, 2015 (“Amendment No. 2”) and Amendment No. 3, dated as of January 21, 2015 (“Amendment No. 3” and, together with Amendment No. 1 and Amendment No. 2, the “Amendments”).  At your request and pursuant to Section 7.3(c) of the Agreement, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Combination.  Any capitalized term used and not defined herein has the meaning given to such term in the Agreement.

In providing our opinion, we have examined the Agreement, as amended, the Amendments, the Form S-4 and the supplement thereto, including the Proxy Statement/Prospectus forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, for purposes of the opinion set forth below, we have relied, with the consent of GFI and Parent, upon the accuracy and completeness of the statements and representations contained in the attached representation letters of (i) GFI and (ii) Parent (the “Representation Letters”), and we have assumed, with your consent, that the Representation Letters will be true, correct and complete as of the Effective Time and the Subsequent Effective Time without regard to any qualification as to knowledge or belief.

We have also assumed, with your consent, that (i) the transactions contemplated by the Agreement will be consummated in accordance with the provisions of the Agreement and as described in the Form S-4 and the supplement thereto (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are, and will be at all times up to and including the Effective Time and Subsequent Effective Time, true, complete and correct, and the Form S-4 and the supplement thereto, including the Proxy Statement/Prospectus, is true, complete and correct, (iii) any statements and representations made in the Representation Letters “to the knowledge of” or “to the best knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (iv) the Combination will qualify as a merger under applicable law.  If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Form S-4 and the supplement thereto, our opinion as expressed below may be adversely affected.

Opinion

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as in effect and available on the date hereof.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, possibly with retroactive effect, or differing judicial or administrative interpretations, which could affect the tax consequences described herein.  In addition, there can be no assurance that positions contrary to those stated in our opinion may not be asserted by the Internal Revenue Service, and no rulings will be obtained from the Internal Revenue Service concerning the matters described in this opinion.

Based upon and subject to the foregoing, we are of the opinion that for U.S. federal income tax purposes (i) the Combination will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of GFI and Parent will be party to such reorganization.

Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may adversely affect the continuing validity of the foregoing opinion.  We assume no responsibility to inform GFI of any such change or inaccuracy that may occur or come to our attention.  Except for the opinion set forth above, we express no opinion as to any other tax consequences of the Combination to any party under U.S. federal, state, local or foreign laws.

We are furnishing this opinion to you solely for your benefit in connection with the Combination, and this opinion may not be relied upon by any other person or for any other purpose without our prior express written consent in each instance.

Very truly yours,

/s/ White & Case LLP

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